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                                                                     Exhibit 1.2

WOLSELEY PLC - SUBSTANTIAL SHAREHOLDINGS

We have today been informed that, consequent upon transfers out of management on 26 June 2002, Barclays PLC no longer has a notifiable interest in the company's ordinary shares.